Exhibit 10.2

FIRST AMENDMENT

TO

OPTION AGREEMENT

This First Amendment to Option Agreement (this “Amendment”) is hereby made and entered into as of June 28, 2024 (the “Effective Date”), by and between Brand Engagement Network Inc. (the “Company”) and Michael Zacharski (the “Participant”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in that certain Option Agreement, dated March 15, 2023, by and between the Company and the Participant, and the corresponding Stock Option Grant Notice (collectively, the “Option Agreement”) and in the Blockchain Exchange Network, Inc. 2021 Equity Incentive Plan (the “Plan”).

WHEREAS, the Option Agreement may only be amended by a writing signed by the parties thereto; and

WHEREAS, the Company and the Participant mutually desire to amend the Option Agreement to extend the option’s exercise period until the end of its maximum ten-year term.

NOW, THEREFORE, in consideration of the mutual promises, conditions, and covenants contained herein and in the Option Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Effective as of the Effective Date, Section 8 of the Option Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 8:

8. Term. You may not exercise your option before the Date of Grant or after the expiration of the option’s terms. The term of your option expires upon the Option Expiration Date indicated in your Stock Option Grant Notice. Unless properly terminated for Cause, the expiration of your option shall not be accelerated from the Option Expiration Date in your Stock Option Notice for any other reason including, but not limited to, termination of your employment for any reason (other than for Cause). This provision supersedes in its entirety any contrary provision, including, but not limited to, any contrary provision of (i) the Option Agreement, (ii) the Plan, including, but not limited to, Sections 5(g), (i), and (k) of the Plan, (iii) any applicable subsequent or replacement incentive plan including, but not limited to, to the extent applicable, the Brand Engagement Network, Inc. 2023 Long-Term Incentive Plan and Section 7.1 thereof, and (iv) any other provision that operates to accelerate the expiration of your option from the Option Expiration Date in your Stock Option Grant Notice.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

2. Except as expressly amended by this Amendment, the Option Agreement shall continue in full force and effect in accordance with the provisions thereof.

3. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute a single agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the Effective Date.

BRAND ENGAGEMENT NETWORK, INC.

By:	/s/ Paul Chang
Name:	Paul Chang
Title:	Co-Chief Executive Officer

Participant:

/s/ Michael Zacharski
Name:	Michael Zacharski